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                                                                  EXHIBIT 99.2

                            PARK-OHIO HOLDINGS CORP.
                  1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


1. PURPOSES


     The purposes of the Park-Ohio Holdings Corp. 1996 Non-employee Director Stock Option Plan (the "Plan") are to promote the interests of Park-Ohio Holdings Corp. (the "Company") and its subsidiaries by providing an incentive to attract and retain qualified directors for the board of the Company based upon the success and growth of the Company and its subsidiaries and by furthering the identity of interests of the directors and the stockholders of the Company.


2. SHARES SUBJECT TO THE PLAN

     The maximum aggregate number of shares as to which stock options may at any time be granted under the Plan (the "Options") shall be two hundred fifty thousand (250,000) shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), subject to adjustment in accordance with Section 10. Common Stock issued upon exercise of Options may be either authorized but unissued shares or shares previously issued and reacquired by the Company. If and to the extent Options terminate, expire or are cancelled without having been exercised, the shares subject to such Options shall again be available for purposes of, and may be optioned under, the Plan. All Options shall be "nonqualified" under and for purposes of the Internal Revenue Code of 1986, as amended ("Tax Code").

3. ELIGIBILITY FOR PARTICIPATION

     Any member of the Company's Board of Directors ("Board") who is not an employee of the Company or any of its subsidiaries shall be eligible to participate in the Plan. Nothing contained in the Plan shall be construed to limit the right of the Company to grant options to purchase its Common Stock otherwise than under the Plan or to grant a particular person more than one Option.

4. GRANTING OF OPTIONS

     (a) Each director of the Company who is eligible to participate in this Plan on the date of the Annual Meeting of Shareholders of any year, that is whose term of office will continue for at least the year following such Annual Meeting, shall be granted an Option as of such date, with the number of shares of Common Stock subject to such Option to be equal to 6,000. Each Option shall have an exercise price per share equal to the average Fair Market Value per share of Common Stock for the five (5) trading days immediately preceding the date as of which such Option is granted. Each Option grant to each director shall be in lieu of any and all retainer fees (and meeting fees) otherwise payable to the director for his service as such and/or on any committees of the Board for the 12 month period beginning on the date of the Annual Meeting of Shareholders as of which the Option is granted. Except as otherwise provided herein, all Options granted pursuant to the Plan shall become exercisable six months after the date of grant.

     (b) For purposes of the Plan, the Fair Market Value of a share of Common Stock as of any trading day shall be the reported closing price for a share of Common Stock on the NASDAQ National Market.

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5. TERM OF OPTIONS

     Except as provided in Section 7, Options granted hereunder shall be exercisable for a term of ten years from the date of grant (the "Expiration Date"). Notwithstanding anything to the contrary contained herein, no Option shall be exercisable earlier than six months after its date of grant.

6. EXERCISE OF OPTIONS

     (a) The exercise price of the shares as to which an Option shall be exercised shall be paid in full at the time of exercise in cash or Common Stock (valued at its Fair Market Value at the date of exercise) or a combination of cash and Common Stock.

     (b) Except as provided in Section 7, no Option may be exercised at any time unless the holder thereof is then a director of the Company and has continuously remained a director of the Company at all times since the date of grant of such Option.

     (c) Options shall be exercised by the holder thereof giving written notice of such exercise to the Company. An Option may be exercised only with respect to a whole number of shares of Common Stock. Subject to the other provisions hereof, Options may be exercised at any time and in any order. Also subject to the other provisions hereof, subsequent to the death of a director or former director, any Options held by such decedent may be exercised by his personal representative or the person or persons to whom said Option shall have been transferred, as permitted hereunder.

     (d) An Option shall be exercisable during a director's or former director's lifetime only by the director or former director, the director's transferee, as permitted hereunder, or, if the director or former director has become disabled, by his legal representative.

7. EXERCISE ON TERMINATION OF EMPLOYMENT

     (a) Except as otherwise provided herein, if a director to whom an Option has been granted ceases to be a member of the Board (otherwise than as a result of his death or after attainment of age 65), such Option may be exercised at any time within six (6) months after the date on which he ceased to be a director; provided, that in no event shall any Option be exercisable for a period of six months from the date of grant.

     (b) If a director to whom an Option has been granted dies while a member of the Board or, notwithstanding Section 7(a), within six (6) months after he ceases to be a member of the Board, or ceases to be a member of the Board after attainment of age 65, such Option may be exercised at any time within one (1) year after the later of the date of the director's death or the date after attainment of age 65 that the director ceased to be a Board member, as the case may be; provided, that in no event shall any Option be exercisable for a period of six months from the date of grant.

     (c) Notwithstanding anything to the contrary herein contained, if a director resigns his directorship and such resignation is effective prior to his attainment of age 65, any Option granted to him within six months prior to the effective date of such resignation shall terminate as of the effective date of such resignation. Moreover, at such other time as the right of any Option holder to exercise an Option terminates, such Option, to the extent not theretofore exercised, shall terminate.

     (d) Notwithstanding anything to the contrary herein contained, in no event shall any Option be exercisable after its Expiration Date.

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8. CONFIDENTIALITY/NONSOLICITATION

     Each director accepting an Option covenants and agrees that he will not, while a director of Company or at any time thereafter, disclose, duplicate, distribute or use any Confidential Information, other than on behalf and for the benefit of Park-Ohio. The foregoing agreement shall not be construed as superseding or abridging any other stricter requirements or greater restrictions with respect to the subject matter thereof that may also be applicable to such director. The obligations contained in this Section 8 are, and constitute, separate and several obligations of each such director, and such obligations shall not be affected by, but rather shall survive, any termination of the Plan and/or any exercise or termination of any Option. For purposes of this Section 8:

          (a) "Confidential Information" means customer lists, rating formulae, rate sheets, trade secrets, market studies, financial data and projections, analyses, strategic plans and other documents, material and/or information, whether or not in writing, acquired by a director of the Company as a result of such director's service as such, which are (a) not totally within the public domain and (b) such that a reasonable, prudent businessman would not voluntarily relinquish, disseminate or communicate same to an actual or potential competitor, customer or supplier.

          (b) "Park-Ohio" includes the Company and also includes any other entity in which the Company owns, whether directly or indirectly, fifty percent (50%) or more of the stock and/or assets.

     Notwithstanding any other provision of the Plan, any and all unexercised Options and all rights under the Plan of a director or former director who received an Option (or his legal transferee, designated beneficiary or legal representatives) including the right to exercise the unexercised Options, shall be forfeited if, prior to the time of such exercise, the director or former director shall violate any of the agreements and covenants contained in this
Section 8.

9. NON-TRANSFERABILITY OF OPTIONS

     A holder's Options and other rights and interests under the Plan (including the right to exercise unexercised Options) may not be assigned or transferred except that, (i) in the case of a holder's death, such Options, and other rights and interests, shall be transferable to the person or persons to whom the Option shall have been transferred by will or the laws of descent and distribution,
(ii) a holder's Options, and other rights and interests, may be transferred to
(I) any trust or estate in which the original holder (or such holder's spouse or other immediate relative) has a substantial beneficial interest or (II) a spouse or other immediate relative of the original holder, and (iii) a holder's Options, and other rights and interests, may be transferred pursuant to a qualified domestic relations order (as defined in the Tax Code). Any Option so transferred shall continue to be subject to all the terms and conditions contained in this Plan or any written agreement, pursuant to Section 14.

10. ADJUSTMENTS FOR CERTAIN EVENTS

     In the event of a stock dividend, recapitalization, merger, consolidation, split-up, combination or any other change in shares of Common Stock of the Company, the Common Stock available for purposes of the Plan or subject to Options outstanding hereunder shall be correspondingly increased, diminished or changed, so that by exercise of any outstanding Option, the holder of the Option shall receive, without change in aggregate purchase price, securities, as so increased, diminished or changed, comparable to the number of shares of Common Stock he would have received if he had exercised his Option prior to such event and had continued to hold the Common Stock so purchased until affected by such event.

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11. AMENDMENT AND TERMINATION

     The Plan shall terminate on December 31, 2001 and no Options shall be granted hereunder after such date. The Board may at any time and from time to time terminate, modify or amend the Plan; provided, however, that unless also approved or ratified by a vote of the holders of the outstanding shares of the capital stock of the Company in accordance with the requirements of paragraph
(b) of Rule 16b-3, any such modification or amendment shall not (subject, however, to the provisions of Section 10): (a) increase the maximum amount of Common Stock for which Options may be granted under the Plan; (b) reduce the Option exercise price at which Options may be granted; (c) extend the period during which Options may be exercised beyond the times originally prescribed;
(d) materially modify the requirements as to eligibility for participation in the Plan; or (e) materially increase the benefits accruing to Participants under the Plan; provided, further, that the Plan provisions may not be amended more than once every six months, other than to comport with changes in the Tax Code, the Employee Retirement Income Security Act of 1974, as amended, or in either case the rules thereunder. No such termination, modification or amendment may diminish, limit or other wise impair the rights of a holder of an outstanding Option. Nevertheless, with the consent of the holder affected, any such action may be taken and outstanding Options may be amended in a manner not inconsistent with the terms of the Plan.

12. RIGHTS OF AN OPTION HOLDER

     Neither the Plan nor any action taken hereunder shall be construed as giving any director any right to be retained as a director of the Company or restrict the right to terminate his Board membership.

13. RIGHTS AS A STOCKHOLDER

     A holder of an Option shall have no rights as a stockholder with respect to any Common Stock covered by an Option until he shall have become the holder of record of such Common Stock, and, except as provided in Section 10 hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights in respect of such share for which the record date is prior to the date on which he shall become the holder of record thereof.

14. AGREEMENTS WITH OPTION HOLDERS

     Each Option granted under the Plan shall be evidenced by a written agreement executed by an officer of the Company and the optionee and containing such terms and conditions not inconsistent with the Plan as may be prescribed by the officer executing the same.

15. REQUIREMENTS FOR ISSUANCE OF SHARES

     The Company shall have the right to condition the issuance of Common Stock to any holder of an Option upon exercise thereof on such holder's undertaking in writing to comply with such restrictions on his subsequent disposition of such Common Stock as the Company shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such share may be legended to reflect any such restrictions.



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16. EFFECTIVE DATE


     This Plan shall be effective as of May 1, 1996.


17. PLAN ADMINISTRATION

     The Plan shall be administered by the Compensation and Stock Option Committee of the Board (the "Committee"). The Committee, subject to the other provisions of the Plan, shall have the sole authority to determine any matters arising under the Plan. Subject to the other provisions of the Plan, the Committee shall have full power and authority to administer and interpret the Plan and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for conduct of its business as it deems necessary or advisable, except to the extent, in each case, different provision is made by the Regulations of the Company or by resolution of the Board. Subject to the express provisions of the Plan, the Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any options granted hereunder. A majority of the Committee shall constitute a quorum for purposes of meetings which may be held at such times and places and on such notice as the Committee deems appropriate. All actions and determinations of the Committee shall be made by not less than a majority of its members and may be made at a meeting or by written consent in lieu of a meeting, except to the extent, in each case, different provision is made by the Regulations of the Company or by resolution of the Board.